As filed with the Securities and Exchange Commission on February 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOMO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3842	47-0944526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

(617) 996-9058

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Paul R. Gudonis

President and Chief Executive Officer Myomo, Inc.

One Broadway, 14th Floor Cambridge, Massachusetts 02142

(617) 996-9058

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Mitchell S. Bloom, Esq. James Xu, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Paul R. Gudonis President and Chief Executive Officer Myomo, Inc. One Broadway, 14th Floor Cambridge, Massachusetts 02142 (617) 996-9058	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-235538

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share(2)	$1,726,725.00	$224.13
Investor warrants to purchase common stock(2)		(4)
Common stock, $0.0001 par value per share, underlying the investor warrants to purchase common stock(5)	$1,406,507.50	$182.56
Pre-funded warrants to purchase common stock		(4)
Common stock, $0.0001 par value per share, underlying the investor warrants to purchase common stock(5)	$1,501,500.00	$194.89
Underwriter warrant(3)		(4)
Common stock, $0.0001 par value per share, underlying the underwriter warrant(5)	$ 140,468.75	$ 18.23
Total	$4,775,201.25	$619.82

(1)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and represents only the proposed maximum aggregate offering price of the additional securities registered hereby, which does not exceed 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1 (File No. 333-235538). Does not include the securities that the Registrant previously registered.

(2)	Includes offering price of any additional shares of common stock and warrants that the underwriter has an option to purchase to cover over-allotments, if any.
(3)

Represents an underwriter warrant to purchase up to an aggregate of 5% of the shares of common stock and the shares of common stock underlying the warrants sold in this offering, at an exercise price equal to the combined public offering price per share of common stock and related warrant paid by investors in the offering. The underwriter warrant is exercisable six months from the date of issuance and will expire five years from the date of issuance. Resales of the shares issuable upon exercise of the underwriter warrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. See “Underwriting.”

(4)	No fee required pursuant to Rule 457(g).
(5)

Pursuant to Rule 416 under the Securities Act, there are also being registered such additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The contents of the Registration Statement on Form S-1 (File No. 333-235538) filed by Myomo, Inc. with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, which was declared effective by the Commission on February 10, 2020, are incorporated by reference into this Registration Statement. The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Exhibit Index

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Marcum LLP

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*

Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-235538), originally filed with the Securities and Exchange Commission on December 16, 2019 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on February 10, 2020.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President

This registration statement has been signed by the following persons in the capacities and on the dates indicated.

	/s/ Paul R. Gudonis	Dated: February 10, 2020
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President (Principal Executive Officer)

	/s/ David A. Henry	Dated: February 10, 2020
Name:	David A. Henry
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

	*	Dated: February 10, 2020
Name:	Thomas A. Crowley, Jr.
Title:	Director

	*	Dated: February 10, 2020
Name:	Thomas F. Kirk
Title:	Director

	*	Dated: February 10, 2020
Name:	Amy Knapp
Title:	Director

* By: Paul R. Gudonis

Attorney-in-fact